MARTIN E. JANIS & COMPANY, INC.
PUBLIC RELATIONS
919 NORTH MICHIGAN AVENUE
CHICAGO, ILLINOIS  60611
(312) 943-1100


October  20,  1997


Mr.  Douglas Netter
President
NETTER DIGITAL ENTERTAINMENT INC.
5125 Lankershim Blvd.
No.  Hollywood,  CA  91601

Dear Doug :

I am delighted with the decision of Netter Digital Entertainment Inc. to retain Martin E. Janis & Company, Inc., and wish to assure you that we shall apply our best efforts to carry out a public relations program consistent with our conversations on this subject.

The following shall outline the mutual areas of responsibility in our program.

Martin E. Janis & Company. Inc. shall begin a six month program , commencing on November 1, 1997, to continue though April 30, 1998. At the end of six months, on April 30 1998, either party shall have the option to cancel the relationship, such termination to be effective as of the April 30 1998, date. If the program shall continue after April 30 1998, then a new contract shall be established at that time.

The agency shall introduce Netter Digital Entertainment Inc. to specifically interested brokerage firms, at both the broker and analyst levels; the money managers and research departments of certain funds and institutions; special situation investing people and special situation investing groups; and other persons or entities who may have a direct interest in the stock - and the agency shall continue to maintain communications with the above described after the initial contact. Through a series of meetings in selected cities, the agency shall continue to maintain contact with the aforementioned. Contact shall also be established and maintained by written correspondence, fax, personal visits, individual telephone conversations and teleconferencing.

Further, the agency shall create and carry out a financial public relations and publicity program in the following areas - financial newspapers, magazines and periodicals; news, feature and financial sections of the national news magazines; wire services and feature syndicates; financial, news and feature sections of daily newspapers; on financial TV and radio programs; and trade periodicals circulating in Netter Digital Entertainment Inc.'s areas of activity. This will follow the pattern described in the agency's conversations on the subject.

The public relations and publicity program shall be centered around general corporate activity; new shows developed by Netter Digital Entertainment Inc. and clients acquired; company personnel and executives; corporate history, past accomplishments and future goals; sales and earnings; management and management philosophy; and other salient subjects that will enhance the corporate image. Such publicity will result from the agency's distribution of press releases, from press presentations, and from special press interviews.

The agency shall write , develop and create the financial written and graphic materials-- the annual report ; the interim reports; and special communiques to the shareholder and to the financial community.

Martin E. Janis & Company, Inc. shall be compensated at the rate of five thousand dollars ($5,000,00) per month, payable on the 1st day of month, beginning November 1, 1997, and shall invoice Netter Digital Entertainment Inc. for five thousand (5,000,00) on the 1st say of each succeeding month. The above mentioned service fee is payable to the agency upon receipt of said invoice.

In addition to the above quoted retainer fee, routine out-of-pocket costs covering such items as printing and mailing; clipping services; long distance telephones; xeroxing; photography; media entertainment and the like, shall be borne by Netter Digital
Entertainment Inc. These out-of-pocket costs, however, shall not exceed $300-500 per month unless specified approval is given thereto by client.

All travel and other costs relating to company analyst meetings on specific financial centers throughout the country will be budgeted and presented to the client for approval, prior to incurring said expenditures. Payment of these out-of-pocket expenditures shall be made upon receipt of and approval of these submitted estimated costs by the client prior to said meetings, as these expenses (hotel, travel, food and beverage, and the like) are paid up front by the projects, when all the actual bills are in and collated, they shall be submitted to the client, and an adjustment will be made either way, equating the actual expense with the estimated advance.

All costs pertaining to graphics -- the annual report, quarterly interim reports, special shareholder communiques, and the like, shall likewise be budgeted and presented to Netter Digital
Entertainment Inc. for approval and payment before said expenditures are incurred.

Martin E. Janis & Company, Inc. shall receive warrants to
purchase 50,000 shares of stock; 15,000 shares at $3.50 per share; 15,000 shares at $4.50 per share; and 20,000 shares at $7.50 per share. Netter Digital Entertainment Inc. shall submit a signed Warrant Agreement contract, defining the specific terms of the agreement, on or before November 1, 1997

An Account Executive, an agency vice president, shall be assigned to work on this account, along with other agency creative and executive personnel, in the firm's offices. Martin E, Janis shall be involved with various agency executives and staff and Netter
Digital Entertainment Inc. executives in the overall coordination direction and implementation of the program.

I believe this letter covers the pertinent points in our proposed working relationship . Will you kindly indicate your approval by signature on the attached copy and return same to me at your early convenience.

The agency will handle all normal investor relations activities for Netter Digital Entertainment, Inc.

I look forward to meeting with you and to a successful relationship with you and your organization over this next period.

Cordially,

MARTIN E. JANIS & COMPANY, INC.

By:/s/Martin Janis
Martin E. Janis, Chairman of the Board

MEJ/mdc

APPROVED:


By:/s/Douglas Netter
Douglas Netter,President
Netter Digital Entertainment Inc.

cc: Michael C. Pocaterra